Appendix D
Forum Funds II

List of Funds

Effective July 28, 2015

Fund	Effective Date
Phocas Real Estate Fund	August 1, 2013
Baywood SKBA ValuePlus Fund	December 1, 2013
CVR Dynamic Allocation Fund	December 30, 2013
Acuitas International Small Cap Fund	July 1, 2014
Acuitas U.S. Microcap Fund	July 1, 2014
Gurtin California Municipal Value Fund	November 3, 2014
Gurtin National Municipal Value Fund	November 3, 2014
The BDC Income Fund	November 24, 2014
NWS International Property Fund	March 31, 2015
ABR Dynamic Blend Equity & Volatility Fund	August 3, 2015